                                                                    Exhibit 11.1
                           TELCOM SEMICONDUCTOR, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)


                                                           Three months ended
                                                           ------------------

                                                           Mar. 31,  Mar. 31,
                                                             1996      1995
                                                           --------  --------

Weighted average number of common shares outstanding (1)    15,502     3,410
Mandatory redeemable convertible preferred stock (1)(2)          -     9,562
Dilutive effect of stock options (1)(3)                      1,147     1,724
Dilutive effect of warrants (3)                                233       234
                                                           -------   -------

Number of shares used to compute per share data             16,882    14,930
                                                           =======   =======


Net income                                                 $   371   $   518
                                                           =======   =======

Per Share Data:
  Net income                                               $  0.02   $  0.03
                                                           =======   =======


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent share and options issued by the Company during the twelve month period prior to the initial public offering of the Company's common stock (the "Offering") have been included as if they were outstanding for all periods presented.

(2) For shares issued more than one year prior to the Offering, computed using the if-converted method assuming conversion at the beginning of the earliest period presented, or at the time of issuance, if later.

(3) For options and warrants issued more than one year prior to the Offering, computed using the treasury stock method.